Exhibit 11
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 23, 1997, relating to the statement of assets and liabilities of the Core Equity Fund and Growth and Income Fund (constituting the Phoenix Equity Series Fund), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Other Information - Independent Accountants" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
Boston, Massachusetts
September 23, 1997